EXHIBIT 99.1

ReynoldsAmerican

Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2004-11
	Ken Whitehurst	Seth Moskowitz
	(336) 741-0951	(336) 741-7698

Reynolds American Reports Third Quarter Results; Increases Guidance

WINSTON-SALEM, N.C. – Oct. 25, 2004 – Reynolds American Inc. (NYSE: RAI) today reported third-quarter financial results and increased its guidance primarily as a result of additional tax favorabilities associated with resolution of certain prior-years’ tax matters. This is the first RAI earnings release that includes results from the U.S. operations formerly owned by Brown & Williamson Tobacco Corporation (B&W) and from Lane Limited (Lane).

Reynolds American was established as a publicly traded holding company on July 30, 2004, following a combination of the nation’s No. 2 and No. 3 cigarette manufacturers, R.J. Reynolds Tobacco Company (R.J. Reynolds) and B&W’s U.S. operations. At that time, Lane, a tobacco products manufacturer and distributor, was also acquired by RAI.

The third-quarter results reported today include the pre-merger results of R.J. Reynolds Tobacco Holdings, Inc. (formerly publicly traded as RJR; now a wholly owned subsidiary of RAI) through July and the consolidated RAI earnings for August and September. To provide additional perspective on the company’s current performance, RAI is also presenting certain pro-forma GAAP measurements.

“Our third-quarter results and outlook for the year demonstrate the progress we continue to make in streamlining our cost structure and realizing the initial benefits of the business combination and Lane acquisition,” said RAI chief executive officer and president Susan M. Ivey. “We are ahead of schedule in delivering the $1 billion in cost-structure improvements announced last fall. We have met all key integration milestones to date and are capturing significant cost synergies related to the merger.

“In addition,” Ivey said, “R.J. Reynolds is making excellent progress in developing a new brand-portfolio strategy. The company is conducting a comprehensive analysis of the strengths and long-term potential of each brand to determine its strategic role and future support. R.J. Reynolds will finalize these plans by the end of the year and will communicate its decisions and implement the new strategy in early 2005.”

RAI’s third-quarter results follow in two sections: one that presents as-reported (GAAP) measurements, and a second section that provides pro-forma information.

GAAP (As Reported) Third Quarter and Nine Month Results – Highlights

	Third Quarter			Nine Months
			%			%
(dollars in millions, except per-share amounts)	2004[1]	2003[2]	Change	2004[1]	2003[2]	Change
Net sales	$1,866	$1,384	34.8%	$4,436	$4,033	10.0%
Operating income (loss)	$346	$(3,643)	—	$833	$(3,368)	—
Net income (loss)[3]	$339	$(3,451)	—	$612	$(3,310)	—
Net income (loss) per diluted share	$2.66	$(41.31)	—	$6.16	$(39.55)	—

1.	2004 operating results include the net benefit of adjustments to previously recorded restructuring charges of $7 million ($4 million after tax) in the third quarter and $25 million ($14 million after tax) for the first nine months, as well as a $33 million ($20 million after tax) first-quarter charge related to the settlement of the tobacco growers’ lawsuit.

2.	Third-quarter 2003 results include restructuring charges of $310 million ($188 million after tax) and trademark and goodwill impairment charges of $3.59 billion ($3.46 billion after tax). Nine-month 2003 results also include a second-quarter restructuring charge of $55 million ($34 million after tax). The three months and nine months of 2003 also include benefits of $39 million ($23 million after tax) and $93 million ($56 million after tax), respectively, from a change in R.J. Reynolds’ returned-goods policy.

3.	Net income includes a benefit of $141 million during the third quarter of 2004 resulting from favorable resolution of certain prior-years’ tax matters, and a third-quarter 2003 tax favorability of $55 million.

GAAP Balance Sheet Highlights (as of Sept. 30, 2004)

•	Cash and short-term investments:	$1.9 billion
•	Debt:	$1.7 billion
•	Equity:	$6.2 billion
•	Dividend:	$0.95 per share quarterly; $3.80 per share annualized

Third Quarter Financial Results (GAAP)

On a GAAP basis, RAI’s third-quarter net sales were $1.9 billion, a 34.8 percent increase primarily due to incremental revenues resulting from the business combination.

Operating income was $346 million, benefiting from approximately $30 million in merger-related synergies and a $7 million adjustment to previously recorded restructuring charges. These were more than offset by approximately $60 million in one-time merger-related costs. During the prior-year quarter, the company recorded an operating loss of $3.6 billion, due to restructuring charges and related trademark and goodwill impairment charges totaling $3.9 billion.

Third-quarter net income was $339 million, compared to a loss of $3.5 billion in the year-ago quarter, due to the factors discussed above. Third-quarter net income comparisons also include a $141 million third-quarter 2004 benefit associated with resolution of prior-years’ tax matters, as well as a third-quarter 2003 tax favorability of $55 million. Third-quarter earnings per diluted share were $2.66, compared with a per-share loss of $41.31 in the third quarter of 2003.

Nine Month Financial Results (GAAP)

For the first nine months of 2004, net sales were $4.4 billion, up 10 percent compared with the prior-year period, primarily due to incremental revenues resulting from the business combination.

Nine-month operating income was $833 million, compared with a loss of $3.4 billion in the prior-year period. In addition to the synergies and one-time costs impacting third-quarter results, operating results for the first nine months of 2004 include the net benefit of $25 million in adjustments to previously recorded restructuring charges and a $33 million first-quarter charge related to the settlement of the tobacco growers’ lawsuit. Operating results for the first nine months of 2003 included the third-quarter restructuring and related impairment charges mentioned above, as well as a $55 million restructuring charge in the second quarter.

Including the third-quarter tax favorabilities mentioned above, net income of $612 million, or $6.16 per diluted share, compares with a net loss of $3.3 billion, or $39.55 per share, during the first nine months of 2003.

Operating Company Volume

R.J. Reynolds’ actual third-quarter 2004 volume was up 25.4 percent and volume for the first nine months was up 4.6 percent, due to incremental volume from the addition of former B&W brands.

The following table summarizes third-quarter and nine-month U.S. cigarette shipment volume for RAI’s operating companies, compared with 2003 pre-merger volumes for R.J. Reynolds, Santa Fe Natural Tobacco Company, Puerto Rico and other U.S. territories.

Operating Company Volume

	For the Three Months			For the Nine Months
		Ended Sept. 30			Ended Sept. 30
			%			%
(volume in billions of units)	2004	2003	Change	2004	2003	Change
R.J. Reynolds volume	26.0	20.7	25.4%	63.6	60.8	4.6%
Full-price	15.9	13.0	22.3%	40.4	37.4	7.9%
Savings	10.1	7.7	30.6%	23.2	23.4	-0.8%
Other volume[1]	0.7	0.6	17.6%	1.8	1.7	7.6%
Total domestic volume	26.7	21.3	25.2%	65.4	62.5	4.6%

1.	Other volume includes U.S. volume for Santa Fe Natural Tobacco Company and Lane Limited’s August and September 2004 U.S. cigarette sales, as well as volume for Puerto Rico and other U.S. territories. Percentages are calculated from unrounded volume numbers.

Industry Volume and Mix

Based on information from Management Science Associates, Inc. (MSAi), total industry volume for the third quarter of 2004 was 101.4 billion units, down 2.7 percent from the year-ago quarter. Industry volume for the first nine months of 2004 was 295.7 billion units, down 2.5 percent. The industry’s full-price to savings-brand mix was 69.9 percent for the third quarter, up 0.7 percentage points from the prior-year quarter. Industry full-price mix was 69.6 percent for the first nine months of 2004, up 1.0 percentage points from the year-ago period.

Pro Forma GAAP Results

The following results are presented as if the merger had been completed at the beginning of each period discussed (pro-forma GAAP basis). A table that reconciles GAAP to pro-forma GAAP is attached below. This table also details significant adjustments that were made to determine GAAP earnings during the three- and nine-month periods of 2003 and 2004.

Pro Forma GAAP Third Quarter and Nine Month Results – Highlights1

	Third Quarter			Nine Months
			%			%
(dollars in millions)	2004	2003	Change	2004	2003	Change
Net sales	$2,092	$2,157	-3%	$6,284	$6,369	-1.3%
Operating income (loss)	$357	$(3,713)	—	$1,026	$(3,205)	—
Net income (loss)	$345	$(3,494)	—	$724	$(3,221)	—

1.	See the Reconciliation of GAAP to Pro Forma GAAP Results table attached below.

On a pro-forma GAAP basis, Reynolds American’s third-quarter and nine-month earnings increased significantly due to the implementation of key strategic initiatives. In 2003, fundamental changes were made to achieve substantial cost reductions and drive marketplace effectiveness and efficiency. These initiatives resulted in pre-tax restructuring charges of $55 million in the second quarter of 2003, and restructuring and impairment charges totaling $4.1 billion in the third quarter of 2003. In addition, the third quarter and nine months of 2003 included a change in returned-goods policy that benefited those periods by $39 million and $93 million, respectively.

Reynolds American’s third-quarter and nine-month 2004 operating earnings benefited from the strategic changes initiated in 2003 and approximately $30 million of merger-related synergies. The quarter and nine-month periods were also impacted by volume declines, and by integration and other merger-related costs of $86 million for the quarter ($125 million for the first nine months), a portion of which were incurred by B&W prior to the merger. Net income was impacted by the factors discussed above, as well as from favorable tax adjustments.

Operating Company Volume and Product Mix (Pro Forma)

The following table summarizes third-quarter and nine-month U.S. cigarette shipment volume, reported as if all brands had been part of RAI’s operating companies at the beginning of the full periods presented.

Pro Forma Operating Company Volume

	For the Three Months			For the Nine Months
		Ended Sept. 30			Ended Sept. 30
			%			%
(volume in billions of units)	2004	2003	Change	2004	2003	Change
R.J. Reynolds volume	29.1	30.7	-5.3%	85.6	90.3	-5.2%
Full-price	17.4	17.8	-2.7%	50.8	51.8	-2.0%
Savings	11.7	12.9	-8.8%	34.8	38.5	-9.5%
Other volume[1]	0.7	0.6	7.0%	1.9	1.8	3.3%
Total domestic volume	29.8	31.3	-5.0%	87.5	92.1	-5.0%

1.	Other volume includes U.S. cigarette volume for Santa Fe Natural Tobacco Company, Lane Limited, and Puerto Rico and other U.S. territories. Percentages are calculated from unrounded volume numbers.

R.J. Reynolds’ Shipment Volume (Pro Forma)

R.J. Reynolds’ third-quarter volume was 29.1 billion units, down 5.3 percent from the prior-year quarter. Nine-month volume was 85.6 billion units, down 5.2 percent from the prior-year period.

For both the quarter and the nine-month period, the performance of the company’s full-price brands was significantly stronger than that of its savings brands. Full-price mix for the third quarter was 59.6 percent, up 1.6 percentage points from the year-ago quarter. The full-price mix for the first nine months of 2004 was 59.3 percent, up 1.9 percentage points from the prior-year period.

R.J. Reynolds’ Retail Share (Pro Forma)

The following share information is reported as if all brands were part of R.J. Reynolds at the beginning of the full periods presented.

R.J. Reynolds’ third-quarter share was 30.75 percent, down 1.17 percentage points from the third quarter of 2003. Nine-month share was 30.88 percent, down 1.42 percentage points from the prior-year period, driven by strategic decisions on non-investment brands.

Camel, Kool, Salem and Pall Mall were R.J. Reynolds and B&W’s investment brands prior to the business combination. During the third quarter, the combined share of these investment brands was 13.32 percent, up 0.73 percentage points from the year-ago quarter. Nine-month share for the four brands was 13.09 percent, up 0.63 points from the prior-year period.

Camel, Salem and Pall Mall all grew share for the nine-month period, compared with the same prior-year period. Kool has performed well since its repositioning in 2001; however the brand has experienced some recent softness due to increased competitive activity in the menthol category.

While the company evaluates its future brand-portfolio strategy, it will continue to implement the programs that were independently developed for the four investment brands prior to the merger.

Reynolds American Outlook

“We are increasing the full-year GAAP guidance we issued in September. For full-year 2004, we forecast operating income of $1.050 billion to $1.100 billion, net income of $765 to $795 million, and diluted earnings per share of $6.85 to $7.10,” said Dianne M. Neal, Reynolds American’s chief financial officer. “Several factors contributed to the increase in today’s guidance, most notably additional tax favorability and accelerated cost efficiencies.”

RAI’s guidance for 2004 operating income includes the following factors:

•	Approximately $550 million of cost savings associated with the restructuring plan announced in the fall of 2003. This brings the company’s 2003 and 2004 cumulative cost savings to about $950 million, against a $1 billion cost-reduction goal by the end of 2005;

•	Approximately $75 million of merger-related synergies. The company projects a total of $550 million to $600 million in synergies within approximately two years;

•	Approximately $125 million of merger-related expenses. Total merger-related cash costs are estimated to be $275 million to $300 million in 2004. Through 2006, merger-related cash costs are expected to total $700 million to $800 million; and

•	$25 million of non-cash amortization expense associated with purchase-accounting asset valuations. Certain other assets will be revalued over the remainder of 2004 in accordance with purchase accounting principles.

On an after-tax basis, net income includes a benefit of approximately $170 million associated with the resolution of prior-year tax matters.

Today’s guidance does not include any additional charges related to asset revaluations or any impact of the federal tobacco quota buyout legislation.

Reynolds American expects to end the year with total debt of $1.6 billion to $1.9 billion, and cash and short-term investments of approximately $1.9 billion.

“We continue to be pleased with the progress we are making in integrating our operations, developing our strategic plans, and positioning Reynolds American to build shareholder value,” Neal said.

Conference Call Webcast Today

Reynolds American will webcast a conference call to discuss third-quarter financial results at 9:30 a.m. Eastern Time on Monday, Oct. 25. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.

Cautionary Information Regarding Forward-Looking Statements

Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RAI’s future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RAI or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of deep-discount brands; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; the ability to realize the benefits and synergies arising from the combination of R.J. Reynolds and the U.S. cigarette and tobacco business of B&W; any potential costs or savings associated with realigning the cost structure of RAI and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and commodities used in products; the effect of market conditions on the performance of pension assets and the return on corporate cash; and the ratings of RAI securities. Due to these uncertainties and risks, undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Reynolds American Inc. is the parent company of R.J. Reynolds Tobacco Company, Santa Fe Natural Tobacco Company, Inc., Lane Limited and R.J. Reynolds Global Products, Inc. R.J. Reynolds Tobacco Company, the second-largest U.S. tobacco company, manufactures about one of every three cigarettes sold in the United States, including five of the nation’s 10 best-selling brands: Camel, Winston, Kool, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Lane Limited manufactures several roll-your-own, pipe tobacco and little cigar brands, and distributes Dunhill tobacco products. R.J. Reynolds Global Products, Inc. manufactures, sells and distributes American-blend cigarettes and other tobacco products to a variety of customers worldwide. Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.ReynoldsAmerican.com.

(financial tables follow)

REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales (1)	$1,866	$1,384	$4,436	$4,033

Cost of products sold	1,139	814	2,647	2,418
Selling, general and administrative expenses	377	313	970	1,028
Amortization expense	11	—	11	—
Restructuring charges (2)	(7)	310	(25)	365
Goodwill and trademark impairment	—	3,590	—	3,590

Operating income (loss)	346	(3,643)	833	(3,368)
Interest and debt expense	21	25	62	90
Interest income	(7)	(6)	(16)	(23)
Other expense, net	(1)	2	4	(4)

Income (loss) from continuing operations before income taxes	333	(3,664)	783	(3,431)
Provision for (benefit from) income taxes	43	(213)	221	(121)

Net income (loss) from continuing operations	290	(3,451)	562	(3,310)
Gain on sale of discontinued businesses, net of income taxes (3)	—	—	1	—

Income (loss) before extraordinary item	290	(3,451)	563	(3,310)
Extraordinary item, net of income taxes (4)	49	—	49	—

Net income (loss)	$339	$(3,451)	$612	$(3,310)

Basic income (loss) per share:
Income (loss) from continuing operations	$2.29	$(41.31)	$5.70	$(39.55)
Gain on sale of discontinued businesses (3)	—	—	0.01	—
Extraordinary item (4)	0.38	—	0.50	—

Net income (loss)	$2.67	$(41.31)	$6.21	$(39.55)

Diluted income (loss) per share:
Income (loss) from continuing operations	$2.28	$(41.31)	$5.66	$(39.55)
Gain on sale of discontinued businesses (3)	—	—	0.01	—
Extraordinary item (4)	0.38	—	0.49	—

Net income (loss)	$2.66	$(41.31)	$6.16	$(39.55)

Basic weighted average shares, in thousands	126,885	83,538	98,549	83,683

Diluted weighted average shares, in thousands	127,467	83,538	99,351	83,683

(1)	Net sales in the three and nine month periods of 2003 benefited from adjustments of $39 million and $93 million, respectively, related to revised sales programs.

(2)	Includes severance and related benefits, fixed asset impairment, contract termination costs and related charges.

(3)	The 1999 gain on the sale of the international tobacco business was adjusted as a result of a favorable resolution of prior-years’ tax matters.

(4)	Includes primarily adjustments to the 2000 extraordinary gain on acquisition, resulting from favorable resolution of prior-years’ tax matters.

REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Pro-forma GAAP Results

Purchase accounting valuations were not finalized as of Sept. 30, 2004 and, accordingly, upon completion are likely to cause adjustments to pro-forma earnings.

	Third Quarter		Nine Months
	2004	2003 (1)	2004	2003 (1)
Operating income:
RAI GAAP	$346	$(3,643)	$833	$(3,368)
B&W/Lane GAAP results	16	(55)	228	208
Amortization of acquired intangibles	(5)	(15)	(35)	(45)

RAI pro-forma GAAP	$357	$(3,713)	$1,026	$(3,205)
The pro-forma GAAP operating income includes the following items:
RJR restructuring and impairment charges (adjustments)	(7)	3,900	(25)	3,955
RJR Tobacco Growers’ lawsuit settlement	—	—	33	—
B&W restructuring and impairment charges (adjustments)	—	171	1	172
B&W Tobacco Growers’/MSA/other settlements	—	—	—	(36)
B&W merger/integration costs	24	—	38	—
RAI merger/integration costs	62	—	87	—
Net income:
RAI GAAP	$339	$(3,451)	$612	$(3,310)
B&W/Lane GAAP Results	9	(34)	135	125
Amortization of acquired intangibles and net interest	(3)	(9)	(23)	(36)

RAI pro-forma GAAP	$345	$(3,494)	$724	$(3,221)
The pro-forma GAAP net income includes the following items:
RJR gain on discontinued operations	—	—	(1)	—
RJR extraordinary gain on acquisition	(49)	—	(49)	—
RJR restructuring and impairment charges (adjustments)	(4)	3,649	(14)	3,683
RJR Tobacco Growers’ lawsuit settlement	—	—	20	—
B&W restructuring and impairment charges (adjustments)	—	103	—	104
B&W Tobacco Growers’/MSA/other settlements	—	—	—	(22)
B&W merger/integration costs	15	—	23	—
RAI merger/integration costs	44	—	60	—
RAI benefit of prior years’ tax resolution	(96)	(55)	(96)	(55)

(1)	Results for the third quarter of 2003 include a benefit related to RJR’s change in policy concerning returned goods reserve of $39 million in operating income, $23 million in net income. For the nine months ended Sept. 30, 2003, this change benefited operating income $93 million and net income $56 million.

Reconciliation of 2003 GAAP Results to 2004 GAAP Results
(Dollars in Millions)
(Unaudited)

	Third Quarter		Nine Months
	Operating	Net	Operating	Net
	Income	Income	Income	Income
2003 Results	$(3,643)	$(3,451)	$(3,368)	$(3,310)
Add back 2003 restructuring and impairment charges	3,900	3,649	3,955	3,683
Deduct 2003 favorable resolution of tax matters	—	(55)	—	(55)
Deduct 2003 reduction of returned goods reserve	(39)	(23)	(93)	(56)
Net restructuring and impairment reversals	7	4	25	14
Tobacco growers’ lawsuit settlement	—	—	(33)	(20)
Merger/integration costs	(62)	(44)	(87)	(60)
Favorable resolution of tax matters	—	96	—	96
Gain on sale of discontinued businesses	—	—	—	1
Extraordinary item — gain on acquisition	—	49	—	49
Operations	183	114	434	270

2004 Results	$346	$339	$833	$612

REYNOLDS AMERICAN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

The following condensed consolidated balance sheets include the audited accounts of RJR as of Dec. 31, 2003 and the unaudited accounts of RAI as of Sept. 30, 2004. On a preliminary basis, the $2.8 billion cost of the acquisition of B&W/Lane has been allocated to certain assets acquired and liabilities assumed based on their fair values as of the acquisition date. The excess purchase price over the preliminary allocation was included in goodwill. The fair value of acquired trademarks has not yet been determined, and accordingly, no amount has been allocated to trademarks in the balance sheet as of Sept. 30, 2004. The allocation of purchase price to fair value of trademarks acquired, as well as final adjustments to the fair value of other long-lived assets is expected to significantly reduce goodwill in the fourth quarter of 2004.

	September 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Cash and cash equivalents	$1,818	$1,523
Short-term investments	108	107
Other current assets	2,682	1,701
Trademarks, net	1,759	1,759
Goodwill	6,278	3,292
Other noncurrent assets	1,699	1,295

	$14,344	$9,677

Liabilities and shareholders’ equity
Tobacco settlement and related accruals	$2,319	$1,629
Current maturities of long-term debt	50	56
Accrued liabilities and other	1,635	1,180
Long-term debt (less current maturities)	1,607	1,671
Deferred income taxes	464	806
Long-term retirement benefits	1,745	1,034
Other noncurrent liabilities	281	244
Shareholders’ equity	6,243	3,057

	$14,344	$9,677